Exhibit 99.1
News Release
Ocean Power Technologies Wins New $2M Award from US Department of Energy
PENNINGTON, N.J.—(BUSINESS WIRE)—
Ocean Power Technologies, Inc. (Nasdaq: OPTT and London Stock Exchange AIM: OPT) (“OPT” or the “Company”) today announces that it has received a US$2.0 million award from the US Department of Energy (DoE), in support of OPT’s wave power project in Reedsport, Oregon.
The DoE grant will be used to help fund the fabrication, assembly and factory testing of the first PowerBuoy(R) to be installed at the Reedsport site. This system will be a 150 kilowatt-rated PB150 PowerBuoy, major portions of which will be fabricated and integrated in Oregon. This is the first award for the building of ocean wave energy systems by the DoE, and the Company believes it is indicative of the growing recognition and support of wave energy within the US federal and state governments. Oregon’s Governor Ted Kulongoski has emphatically recognized the importance of wave energy in playing a key part in helping Oregon reach its renewable energy goals for the future. This has included formation of the Oregon Wave Energy Trust, which provides funding for initiatives in furtherance of the State’s realizing benefits from wave energy. OPT has been an active participant with many stakeholders in the State and along the Oregon coast, working with fishing, conservation, municipal, State, federal and other groups.
Dr. George Taylor, Chief Executive Officer of OPT, said: “We are very pleased to receive this award from the US Department of Energy in support of our Reedsport, Oregon project. In line with recent recognition by the US Congress of ocean wave energy’s importance in the renewable energy sector, this award provides important support to the construction of our first 150 kW PowerBuoy to be deployed in the US. We also appreciate the support of the Oregon Congressional delegation in sponsorship of this award.” He further noted, “Energy experts have recognized the potential for US wave energy resources to provide a significant portion of the nation’s energy needs. With the recent announcement of the installation of our first commercial wave energy system for Iberdrola off the coast of Spain, OPT is at the forefront of developing utility-scale wave power projects on a global basis.”
Installation of the first PB150 PowerBuoy is the initial phase of OPT’s project to install ten PB150 PowerBuoy systems generating a total of 1.5 MW at a site approximately 2.5 miles off the coast near Reedsport. That represents enough electricity to supply up to 1,500 homes annually. The first PowerBuoy is expected to be ready for deployment in the second half of 2009. This will be followed by the manufacture and installation of the additional nine PB150 PowerBuoys, expected to commence in 2010 after receipt of FERC permitting. When completed and grid-connected, OPT will realize revenues from the sale of energy to the grid. In addition, the ten-PowerBuoy wave power station will provide important operating and environmental data for the future development of wave energy on the Oregon and the US west coast and is expected to be the largest installation of its kind in the US. PNGC Power, a Portland, Oregon-based electric power cooperative, has also provided funding toward the Reedsport project, and is supporting OPT in other aspects of the development of the project. This includes providing its grid interconnection expertise, as well as its experience in meeting the standards of the Bonneville Power Administration, which operates much of the region’s power system. Furthermore, as part of the Company’s future development of the site OPT applied for, and has been issued, a preliminary permit by the Federal Energy Regulatory Commission for expanded capacity at the Reedsport site.
Forward-Looking Statements
This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations about its future plans and performance, including statements concerning the impact of marketing strategies, new product introductions and innovation, deliveries of product, and future sales, earnings and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Form 10-Q for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
About Ocean Power Technologies
Ocean Power Technologies (Nasdaq: OPTT and London Stock Exchange AIM: OPT) is a pioneer in wave-energy technology that harnesses ocean wave resources to generate reliable, clean, and environmentally-beneficial electricity. OPT has a strong track record in harnessing wave energy and participates in a $150 billion renewable energy market. The Company’s proprietary PowerBuoy(R) system is based on modular, ocean-going buoys that capture and convert predictable wave energy into low-cost, clean electricity. The Company is widely recognized as the leading provider of on-grid and autonomous wave-energy generation with its energy systems benefiting from over a decade of in-ocean experience. OPT’s technology and systems are insured by Lloyds Underwriters of London. OPT is headquartered in Pennington, New Jersey with offices in Warwick, UK. More information can be found at www.oceanpowertechnologies.com.

Source: Ocean Power Technologies, Inc.